Exhibit 1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, each of the undersigned hereby agree that only one statement containing the information required by Schedule 13D (including any amendments thereto) need be filed with respect to the ownership by each of the undersigned of shares of stock of Aerosonic Corporation. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

March 23, 2006

HILLSON PARTNERS LLLP

By: Hillson Financial Management, Inc.
Its: General Partner

By: /s/ Daniel H. Abramowitz
Name: Daniel H. Abramowitz
Title: President

HILLSON FINANCIAL MANAGEMENT, INC.

By: /s/ Daniel H. Abramowitz
Name: Daniel H. Abramowitz Title: President

HILLSON INVESTMENTS LLC

By: /s/ Daniel H. Abramowitz
Name: Daniel H. Abramowitz Title: Member

/s/ Daniel H. Abramowitz
DANIEL H. ABRAMOWITZ